Exhibit 10.1

Executive Severance Benefit Policy

1	POLICY

The Company will provide executives who experience a Qualifying Termination with the severance benefits as defined herein. Whether a termination is a Qualifying Termination will be determined by the Committee in its sole discretion, subject to certain appeal rights as described in Section 6.7(b).

2	PURPOSE

The purpose of this policy is to define the executive severance policy of the Company.

3	DEFINITIONS

The following terms as used in this policy shall have the following meaning:

“Affiliate” shall mean with respect to the Company, any corporation, partnership, trust, association, limited liability company, joint venture, joint-stock company or any other entity or organization, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Cause” shall mean the executive's (1) willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (2) willful engagement in conduct which is materially and demonstrably injurious to the Company or its Subsidiaries, monetarily or otherwise, or (3) indictment of a felony or a misdemeanor involving moral turpitude. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on the executive's part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

“Change of Control” shall have the meaning ascribed to such term in the most recent Transocean Ltd. 2015 Long-Term Incentive Plan, as amended, or any successor plan thereto as in effect immediately prior to the date the Change of Control occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company or the Chief Executive Officer of the Company with respect to determinations related to executives who are not “officers” pursuant to Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Company” shall mean Transocean Ltd. or any successor.

“Confidential Information” shall mean information: (1) disclosed to or known by executive as a consequence of or through executive’s employment with the Company or its Affiliates; (2) not generally known outside the Company or its Affiliates; and (3) which relates to any aspect of the Company or its Affiliates or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s or its Affiliates’ trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by the Company or any of its Affiliates, investments made by the Company or any of its Affiliates, and any information provided to the Company or any of its Affiliates by a third party under restrictions against disclosure or use by the Company or any of its Affiliates or others.

“Good Reason” means (1) a diminution of the executive's duties or responsibilities, or a demotion of the executive's position, to such an extent or in such a manner as to relegate the executive to a position not substantially similar to that which he or she held prior to such reduction or change or, in the event of a Change of Control, which he or she held immediately prior to such Change of Control, (2) a material reduction in the executive's base salary or annual incentive plan opportunities, other than in connection with such reductions that are applicable to the Company’ s executives as a group. The Committee shall have the sole discretion to determine whether the executive's termination is for Good Reason, provided that the executive shall not be considered to have terminated for Good Reason unless the executive notifies the Company in writing within 30 days of the date the event giving rise to Good Reason occurs, the Company does not cure such condition within 30 days of such notice and the executive terminates employment no later than 90 days after the date the event giving rise to Good Reason occurred; provided, further that in the event of a termination following a Change of Control, the executive shall not be considered to have terminated for Good Reason unless the executive notifies the Company in writing within 90 days after the date the event giving rise to Good Reason occurs, the Company does not cure such condition within 30 days of such notice and the executive terminates employment no later than 180 days after the date the event giving rise to Good Reason occurred.

“Qualifying Termination” shall mean (1) an involuntary separation from service that is not for Cause and that is determined by the Committee (or by the Board of Directors of the Company in the event of an appeal pursuant to Section 6.7(c)) to be a termination that qualifies the executive for benefits under this policy or (2) a voluntary separation from service for Good Reason.

“Restricted Period” shall mean the one (1) year period beginning on the Termination Date.

“Revocation Period” shall mean seven (7) days following executive’s execution of the Waiver, Release and Separation Agreement during which period executive may revoke executive’s execution of such agreement.

“Severance Benefits” shall mean the benefits described in Sections 6.2, 6.3 and 6.7 of this policy.

“Termination Date” shall mean the date on which executive separates from service with the Company and its Affiliates in accordance with U.S. Treasury Regulation 1.409A-1(h)(1)(ii).

“Waiver, Release and Separation Agreement” shall mean a customary and reasonable general release of claims, which includes terms contemplated by this policy, in a form specified by the Company.

4	ELIGIBILITY

This policy shall apply to all executives who are not members of the Company’s “Executive Management Team” as determined pursuant to the Articles of Association of the Company. An executive for purposes of this policy is defined as an employee of the Company or an Affiliate who holds a job title of vice president of the Company or higher. No benefit shall be payable under this policy to employees who enter into separate written severance agreements with the Company or an Affiliate and who are entitled to receive severance payments thereunder as a result of their termination of employment. Without limiting the generality of the foregoing, an officer position held by an individual in any subsidiary of the Company shall not be considered in the determination of whether such individual is an executive for purposes of this policy.

5	PARTICIPATION

As a condition precedent to receiving the Severance Benefits, each executive will be required to execute and return to the Company no later than the sixtieth (60th) day following the executive’s Termination Date a binding Waiver, Release and Separation Agreement. If an executive fails to timely execute and return the Waiver, Release and Separation Agreement in accordance with the previous sentence, revokes such Waiver, Release and Separation Agreement within the

Revocation Period or does not comply with such Waiver, Release and Separation Agreement, executive shall forfeit all Severance Benefits.

6	SEVERANCE BENEFITS

An executive who experiences a Qualifying Termination shall be provided the following payments, benefits and other services as hereinafter defined.

6.1.	Base Salary

The Company will pay base salary for the period ending on the Termination Date.

6.2.	Bonus

The extent to which the executive will be deemed to earn a Performance Award under the Performance Award and Cash Bonus Plan (the “AIP Plan”) will be determined by multiplying the amount of the Performance Award which would have been earned had the executive’s employment not been terminated by a fraction, the numerator of which is the number of full calendar months the executive was employed during the Performance Period (as defined in the AIP Plan) and the denominator of which is the total number of full calendar months in the Performance Period; provided, however, in the event of a Change of Control the Performance Award shall be determined in accordance with the provisions of the AIP.  Any such Performance Award payable under the AIP Plan will be paid to the executive on the date Performance Awards are paid to other AIP Plan participants, except as set forth in Section 6.7(b).

6.3.	Severance

The Company will pay the executive a lump sum cash severance payment 60 days after the Termination Date equal to one year’s base salary calculated using the annual salary rate in effect for executive immediately prior to the Termination Date.

6.4.	Long Term Incentives

Any long term incentive awards held by the executive and outstanding at the Termination Date shall be governed by the applicable long term incentive plan, the terms and conditions of the award, and the applicable award letter, if any.

6.5.	Outplacement

The executive will be eligible to receive outplacement services the duration and costs for which shall be determined by the then prevailing Human Resources’ practice concerning use of outplacement services, and in no event should exceed a cost to the Company of 5% of the base annual salary of the executive immediately prior to the Termination Date. In no event shall such outplacement benefits end later than the last day of the second calendar year that begins after the Termination Date.

6.6.	Other Benefits

Any other termination benefits will be managed consistent with current severance practices for non- executive employees.

6.7Change of Control Termination

(a)Notwithstanding Section 6.3, if a Qualifying Termination occurs within 30 days prior to or 24 months following a Change of Control, the amount of Severance described in 6.3 shall be replaced with the following:

the product of (x) one year’s base salary calculated using the annual salary rate in effect for executive immediately prior to the Termination Date and (y) (i) two for executives that directly report to the Chief Executive Officer of the Company on the date 30 days prior to the Change of Control or (ii) one and a half for all other executives.

(b)If the amount of the Performance Award payable under the AIP is determined as a result of a Change of Control, the Performance Award shall be payable to the executive within 60 days following a Qualifying Termination.

(c) In the event the Committee determines that a termination of employment that occurs 30 days prior to or 24 months following a Change of Control does not constitute a Qualifying Termination, the executive may request a review of such determination by making application in writing to the Board of Directors of the Company within 60 days after receipt of notice of such determination. Such executive (or their duly authorized legal representative) may, upon written request to the Board of Directors of the Company, review any documents pertinent to their claim, submit in writing issues and comments in support of their position and request a hearing before the full Board of Directors of the Company. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Board of Directors of the Company shall notify the executive of the final decision. Any determination that the termination does not constitute a Qualifying Termination must by unanimous vote of the Board of Directors of the Company.

7	NON-DISPARAGEMENT, NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY

To the extent permissible under applicable law, the executive (a) shall agree to the following restrictive covenants, all of which shall continue in full force and effect after the termination of executive’s employment and (b) shall execute the Waiver, Release and Separation Agreement evidencing such agreement; the execution of and compliance with such Waiver, Release and Separation Agreement, including the restrictive covenants, is one of the conditions to the receipt of the Severance Benefits:

7.1.	Non-Disparagement

Executive agrees that, in acting alone or in concert with others, executive will not (a) publicly criticize or disparage the Company or its Affiliates or any of their officers, employees, directors or agents, or privately criticize or disparage the Company or its Affiliates or any of their officers, employees, directors or agents in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its Affiliates; (b) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company or its Affiliates; (c) commit damage to the property of the Company or its Affiliates or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or its Affiliates; or (d) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or its Affiliates or inconsistent with fostering the goodwill of the Company or its Affiliates.

7.2.	Non-Disclosure of Confidential Information

In order to assist executive with executive’s duties on behalf of the Company or its Affiliates, the Company will provide executive with Confidential Information. Executive shall agree that executive will not, except as the Company or its Affiliates may otherwise consent or direct in writing, reveal, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information, or authorize anyone else to do so at any time whether during or subsequent to executive’s employment with the Company or its Affiliates. Executive shall continue to be obligated under this Section 7.2 not to use or to disclose the Confidential Information so long as it shall not be publicly available. Executive’s obligations under this Section 7.2 with respect to any specific Confidential Information shall cease when that specific portion of the Confidential Information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information includes matters that executive conceives or develops, as well as matters executive learns from other employees of the Company or any of its Affiliates.

7.3.	Non-Solicitation of Customers

In order to protect the confidentiality of the Confidential Information, executive shall agree that during the Restricted Period, executive will not directly or indirectly, on executive’s own behalf or on behalf of any third party, solicit or accept any business producing or providing products or services which the Company or any of its Affiliates produces or provides from any person (or business entity) that was a customer or client or prospective customer or client of the Company or its Affiliates during the final twelve months of executive’s employment with the Company or its Affiliates, and either (a) about which executive received or developed Confidential Information or (b) with which executive had contact in the course of performing executive’s job duties.

7.4.	Non-Solicitation of Employees

Executive shall agree that during the Restricted Period, executive will not either directly or indirectly, on executive’s own behalf or on behalf of any third party, hire, solicit, induce, recruit or encourage any Employee to leave his or her employment, or attempt to solicit, induce, recruit, or hire any Employee. For purposes of this Section 7.4, “Employee” means any then-current employee of the Company or its Affiliates, or any person who had been employed by the Company or its Affiliates in the final twelve months of executive’s employment with the Company.

7.5.	Non-Competition

Executive shall agree that during the Restricted Period, executive will not either directly or indirectly own any interest in or be directly employed by any competing business within any geographical area (a) in which the Company or its Affiliates engage or have active plans at the Termination Date to engage in such businesses and (b) with respect to which the executive provided services during his or her employment with the Company or its Affiliates, with the scope of this restriction to be set forth in the Waiver, Release and Separation Agreement.

7.6.	Protected Rights

Nothing in this policy prohibits executive from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This policy does not limit executive’s ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. In addition, this policy does not limit executive’s right to receive an award for information provided to any government agencies. Further, executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

8	SECTION 280G

Anything in this policy to the contrary notwithstanding, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of an executive, whether paid or payable or distributed or distributable pursuant to the terms of this policy or otherwise, but determined without regard to any reduction (if any) required under this Section 8 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company shall automatically reduce (the “Reduction”) such executive’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made.  If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction shall not apply.  If the Reduction is applicable, the Payment shall be reduced in such a manner that provides the applicable executive with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each shall be reduced pro rata. All determinations to be made under this Section 8 shall be made by an independent public accounting firm selected by the Company and the fees and expenses of the accounting firm will be paid by the Company. The accounting firm shall provide detailed supporting calculations both to the Company and any applicable executive.  Absent manifest error, any determination by the accounting firm shall be binding upon the Company and any applicable executive.  In any event, the Company shall have no tax gross-up obligation or liability with respect to payment of an executive’s excise tax liabilities under Section 4999 of the Code.

9	SECTION 409A

This policy is intended to comply with the provision of Section 409A of the Code and applicable Treasury authorities (“Section 409”) and all provisions of this policy shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event an executive is a “specified employee” of a publicly traded corporation for purposes of Section 409A, any severance payments pursuant to any arrangement with the Company, to the extent the Company determines such amounts are not short-term deferrals, involuntary separation pay or otherwise exempt from the application of Section 409A, shall be delayed until the earlier of (a) the date six months and two days following the executive’s Termination Date, (b) the date of executive’s death or (c) such earlier date as complies with the requirements of Section 409A.

10	RESPONSIBILITY; ADMINISTRATION

Except as otherwise stated herein, this policy will be administered by the Chief Administrative Officer, who shall have full and final authority, subject to the express provisions of the policy, with respect to determination of eligibility including, but not limited to, the authority to construe and interpret the provisions of the policy. This policy is subject to review, change or cancellation at any time at the sole discretion of the Committee; provided, however, no amendment to the policy that adversely affects the rights or benefits of executives eligible to receive benefits under the policy will be effective if adopted within 30 days prior to or 24 months following a Change of Control.

11	EFFECTIVE DATE

The original effective date of this policy was February 09, 2005. This amended and restated policy effective November 16, 2023 supersedes and replaces all previous versions of the policy, including amendments thereto.